Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, $0.01 par value per share, of Onconova Therapeutics, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of July 26, 2018.

IN WITNESS WHEREOF, this Joint Filing Agreement has been duly executed and delivered by each party hereto, or by its officer thereunto duly authorized, as of the date first above written.

THE MICHAEL AND JANE HOFFMAN 2018 DESCENDANTS TRUST

By:	/s/Jane Hoffman
Name:	Jane Hoffman
Title:	Trustee

MICHAEL B. HOFFMAN

By:	/s/ Michael B. Hoffman
Name:	Michael B. Hoffman